Exhibit 99.1

Amarin Reports First Quarter 2022 Financial Results and Provides Business Update

Initiated Next Phase of European Expansion Strategy with First National Reimbursement in Sweden

Market Access Negotiations and Launch Preparations for VAZKEPA Underway Across Multiple European Markets

Continued Progress on Go-To-Market Strategy in the US

Plans for Regulatory Filings for Approval of VASCEPA® (icosapent ethyl) in Several Additional Countries in 2022

Company to Host Conference Call Today at 8:00 a.m. ET

DUBLIN, Ireland and BRIDGEWATER, N.J., May 4, 2022 -- Amarin Corporation plc (NASDAQ:AMRN), today announced financial results for the quarter ended March 31, 2022 and provided an update on company operations.

“In the first quarter of 2022, we made important progress across all three pillars of our long-term growth strategy while working through the impact to VASCEPA in the U.S. as we faced a third generic entrant to the market during the quarter,” said Karim Mikhail, president and chief executive officer of Amarin.

“In the U.S., we are continuing to execute on our go-to-market strategy to help drive VASCEPA revenue with this focused approach, while also maintaining our focus on profitability and contribution margin. In Europe, we received the first national reimbursement for VAZKEPA in Sweden, which marked the first step in the next phase of our geographic expansion strategy. This reimbursement acknowledges the value VAZKEPA provides to cardiovascular care. Looking ahead, we continue to advance reimbursement discussions in multiple markets and have initial launch activities underway as we remain on track to deliver on our commitment to obtain reimbursement status and launch in up to six key European markets this year. Our global expansion strategy is continuing to take shape, with additional regulatory filings completed in several key geographies and active partnership discussions underway in specific countries.”

“We are also focused on maximizing the value of VASCEPA/VAZKEPA and continue to benefit from the REDUCE-IT study, which continues to produce compelling and impactful analyses of this landmark outcomes trial. This includes the PRIOR-MI sub-analysis recently published in the Journal of the American College of Cardiology. In parallel, we are accelerating our efforts toward greater diversification as we advance the development of our fixed- dose combination of VASCEPA with a statin. We also, remain committed to operational excellence where we enhanced our leadership team with the right talent to support the company’s next steps as we execute against a BOLD vision to stop heart disease from being the leading cause of death, worldwide.”

“In summary, during the first quarter, we made meaningful advances toward achieving greater geographic reach for VASCEPA®/VAZKEPA in key markets, advanced our U.S. go-to-market strategy and made progress on our fixed-dose combination portfolio. We remain focused on accomplishing the objectives we set for 2022 and look forward to making significant progress throughout the balance of this year and beyond.”

Europe

•
Achieved the first national reimbursement decision for VAZKEPA in Sweden, which marks the beginning of the next phase of the company’s growth and expansion effort outside of the U.S.
•
Clinical and Health Technology Assessment processes and reimbursement discussions are progressing across all of the targeted markets in Europe where Amarin has submitted market access dossiers, including Norway, Finland, Germany, the United Kingdom (UK), France, Italy, Spain, Denmark and the Netherlands, and have:
o
Ongoing work underway with the United Kingdom’s National Institute for Health and Care Excellence (NICE), where Amarin received a second Appraisal Consultation Document (ACD).
o
Initiated the first of several rounds of price negotiations in Germany. This is the first of five rounds of price negotiations, while we continue to receive temporary reimbursement for VAZKEPA in the meantime.
o
Received a positive reimbursement assessment from Haute Autorité de Santé (HAS) - the French National Authority for Health – and we have initiated the price negotiation process in that country.
o
Advanced continued partnership discussions in Greece, a key market in the region, despite discussions in Central and Eastern Europe being impacted by local political conditions.
•
Remained on track to receive reimbursement decisions in up to eight countries with plans to launch VAZKEPA in up to six European countries this year.

United States

U.S. commercial operations continue to support investments in Europe and to expand into new markets. Amarin continues to actively monitor key performance indicators in the U.S. market to support steps forward.

U.S. product net revenue was $93.5 million in first quarter 2022, amidst the ongoing challenges of the COVID-19 pandemic and the impact of additional generic IPE market entrants. Importantly, during the first quarter, three generic entrants were in the market versus one generic entrant in the prior year period.

This revenue decline was driven primarily by a 33% decrease in VASCEPA sales in the United States. This decrease was approximately evenly divided between a decrease in volume due to the impact of generics and a decrease in net selling price due to an increase in rebates offered to certain customers. In addition, compared with other quarters of the year, deductibles reset under patient insurance plans at the beginning of each year, which is not unique to VASCEPA. This deductible reset can cause some patients to not fill prescriptions at the start of the year, particularly for asymptomatic medical conditions.

U.S. Go-To-Market Strategy Update:

Continued to Expand Provider Engagement

•
Utilizing digital efforts to increase branded VASCEPA prescriptions for those patients prescribed icosapent ethyl for cardiovascular risk reduction.

Managed Care Access Remains a Focus

•
As of March 31, 2022, Amarin expanded coverage to approximately 45 percent of total commercial and Medicare Part D lives on a weighted average basis with VASCEPA as the exclusive IPE product.

Optimizing Fulfillment of VASCEPA Prescriptions for Cardiovascular (CV) Risk Reduction

•
New VASCEPA campaign focused on prior myocardial infarction and stroke patients at a heightened risk of a subsequent event continues to generate traction.
•
Ongoing evaluation of all resources and expansion of pay-for-performance partnerships, such as BlinkRx, elements of digital omnichannel efforts and other initiatives.
•
Following the discontinuation of another fibrate clinical trial to reduce CV risk, plans are underway to expand outreach to the 2 million patients in the U.S. taking fenofibrates most in combination with a statin for CV risk reduction and the physicians who prescribe them to encourage a switch to VASCEPA with its proven CV risk reduction as established by the landmark REDUCE-IT study.

International Expansion with Partners

Amarin is gaining traction with its goal to unlock the potential of VASCEPA internationally. The company plans to file three waves of regulatory submissions for approval of VASCEPA in 20 additional countries to ensure that patients in the top 50 cardiometabolic markets worldwide can benefit from VASCEPA. Toward that end, Amarin continues to make meaningful progress in these first wave efforts with our partners.

•
Expects regulatory filings, approvals and potential launches of VASCEPA, through partners, in up to six new countries.
•
Received acceptance of the regulatory review of the VASCEPA market authorization submission in Australia, New Zealand and Israel, with the filing advancing as per local protocols.
•
Biologix, Amarin’s partner in the Middle East and North Africa (MENA), received the official registration certificate for VASCEPA from the Kingdom of Saudi Arabia (KSA) regulatory authority for the treatment of severe hypertriglyceridemia. This first approval in KSA enables the preparation and submission of a variation to seek review and approval for the CV risk reduction indication.
•
In Canada, HLS Therapeutics, Inc. completed negotiations with Canada's pan-Canadian Pharmaceutical Alliance (pCPA) for the terms and conditions under which VASCEPA would qualify for public market reimbursement in Canada.
•
Eddingpharm (Asia) Macao Commercial Offshore Limited (Edding), Amarin’s partner in China, received approval in Hong Kong and is planning a launch by the end of the year. In addition, Edding expects to receive approval in China this year.

Strengthened Leadership Team

Amarin expanded its leadership team with the addition of the following new executive members.

•
Dr. Nabil Abadir, Senior Vice President, Chief Medical Officer
•
David Keenan, Senior Vice President, Technical Operations

Financial Update

Total net revenue for the first quarter ended March 31, 2022 was $94.6 million, compared to $142.2 million in the corresponding period of 2021, a decrease of 33%. Net product revenue for the first quarter ended March 31, 2022 was $94.0 million compared to $141.4 million in the corresponding period of 2021, a decrease of 34%. Approximately half of this decrease was driven by a decline in volume. The balance of the decrease was a result of selling initiatives focused on certain customers to maximize prescription fulfillment. As a reminder, during the three months ended March 31, 2022 there were three generic competitors in the market as compared to one generic competitor in the market during the three months ended March 31, 2021. In addition, compared with other quarters of the year, beginning of the year deductibles under patient insurance plans, which are not unique to VASCEPA, tend to cause some patients to not fill prescriptions particularly for asymptomatic medical conditions.

Amarin recognized licensing and royalty revenue of approximately $0.6 million and $0.8 million during the first quarters ended March 31, 2022 and 2021, respectively, from VASCEPA-related commercial sales of our partners in Canada, the China region and the Middle East.

Cost of goods sold for the first quarter ended March 31, 2022 was $22.2 million compared to $28.3 million in the corresponding period of 2021. Amarin’s overall gross margin on net product revenue for the quarter ended March 31, 2022 was 76%, compared with 80% for the quarter ended March 31, 2021.

Selling, general and administrative expenses for the first quarter ended March 31, 2022 was $90.6 million compared to $105.8 million in the prior year. This decrease was primarily due to a decrease in marketing and direct to consumer promotions in 2022, as a result of the impact of COVID-19 and the company’s focus on improving the profitability of operations in the United States. The decrease also includes a reduction in costs associated with the company’s Go-To-Market strategy resulting in decreased promotional initiatives, reduced travel and a decrease in the U.S. sales force.

Research and development expenses for the first quarter ended March 31, 2022 were $10.1 million compared to $9.4 million in the prior year. This increase was primarily driven by costs incurred related to the development of a fixed-dose combination of VASCEPA with a statin.

Under U.S. GAAP, Amarin reported a net loss of $31.6 million for the first quarter ended March 31, 2022, or basic and diluted loss per share of $0.08. This net loss includes $6.1 million in non-cash stock-based compensation. For the first quarter ended March 31, 2021, Amarin reported a net loss of $1.6 million, or basic and diluted loss per share of $0.00. This net loss included $13.9 million in non-cash stock-based compensation expense.

Excluding non-cash stock-based compensation expense, non-GAAP adjusted net loss was $25.5 million for the first quarter ended March 31, 2022 or non-GAAP adjusted basic and diluted loss per share of $0.06, compared with non-GAAP adjusted net income of $12.3 million for the first quarter ended March 31, 2021, or non-GAAP adjusted basic and diluted earnings per share of $0.03.

As of March 31, 2022, Amarin reported aggregate cash and investments of $389.3 million, consisting of cash and cash equivalents of $219.2 million and liquid short-term and long-term investments of $143.4 million and $26.7 million, respectively. As of March 31, 2022, Amarin reported $110.2 million in net accounts receivable ($217.8 million in gross accounts receivable before allowances and reserves) and $408.9 million in total inventory. As a reminder, the first quarter typically has a higher use of cash as a result of the timing of rebates and other payments.

As of March 31, 2022, Amarin had approximately 396.9 million American Depository Shares ADSs and ordinary shares outstanding, approximately 19.6 million equivalent shares underlying stock options at a weighted-average exercise price of $6.77, as well as 15.4 million equivalent shares underlying restricted or deferred stock units.

2022 Financial Outlook

Given the ongoing global impact of COVID-19, as well as the uncertainty resulting from the impact of generic IPE availability in the U.S. and challenges for most drugs seeking market access in Europe, Amarin will continue to suspend 2022 revenue guidance; however, the company will continue to evaluate its ability to provide greater financial outlook insight as the year progresses.

U.S. commercial operations are expected to continue to operate on a contribution margin positive basis. Amarin will continue to invest in building the appropriate infrastructure and foundation in Europe for successful commercial launches and to advance necessary actions to support regulatory activities in other international markets. Amarin will also progress lifecycle management (LCM) opportunities as described. The company will continue to evaluate its planned operational spend in 2022 and adjust if assumptions warrant it.

Amarin reiterates its belief that current cash and investments and other assets are adequate to support continued operations, including European launch activities for at least the next twelve months.

Conference Call and Webcast Information:

Amarin will host a conference call on May 4, 2022, at 8:00 a.m. ET to discuss this information. The conference call can be accessed on the investor relations section of the company's website at www.amarincorp.com, or via telephone by dialing 888-506-0062 within the United States, 973-528-0011 from outside the United States, and referencing conference ID 930259. A replay of the call will be made available for a period of two weeks following the conference call. To listen to a replay of the call, dial 877-481-4010 from within the United States and 919-882-2331 from outside of the United States, and reference conference ID 45008. A replay of the call will also be available through the company's website shortly after the call.

Use of Non-GAAP Adjusted Financial Information

Included in this press release are non-GAAP adjusted financial information as defined by U.S. Securities and Exchange Commission Regulation G. The GAAP financial measure most directly comparable to each non-GAAP adjusted financial measure used or discussed, and a reconciliation of the differences between each non-GAAP adjusted financial measure and the comparable GAAP financial measure, is included in this press release after the condensed consolidated financial statements.

Non-GAAP adjusted net (loss) income was derived by taking GAAP net loss and adjusting it for non-cash stock-based compensation expense. Management uses these non-GAAP adjusted financial measures for internal reporting and forecasting purposes, when publicly providing its business outlook, to evaluate the company’s performance and to evaluate and compensate the company’s executives. The company has provided these non-GAAP financial measures in addition to GAAP financial results because it believes that these non-GAAP adjusted financial measures provide investors with a better understanding of the company’s historical results from its core business operations.

While management believes that these non-GAAP adjusted financial measures provide useful supplemental information to investors regarding the underlying performance of the company’s business operations, investors are reminded to consider these non-GAAP measures in addition to, and not as a substitute for, financial performance measures prepared in accordance with GAAP. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the company’s results of operations as determined in accordance with GAAP. In addition, it should be noted that these non-GAAP financial measures may be different from non-GAAP measures used by other companies, and management may utilize other measures to illustrate performance in the future.

About Amarin

Amarin is an innovative pharmaceutical company leading a new paradigm in cardiovascular disease management. From our scientific research foundation to our focus on clinical trials, and now our global commercial expansion, we are evolving and growing rapidly. Amarin has offices in Bridgewater, New Jersey in the United States, Dublin in Ireland, Zug in Switzerland, and other countries in Europe as well as commercial partners and suppliers around the world. We are committed to rethinking cardiovascular risk through the advancement of scientific understanding of the impact on society of significant residual risk that exists beyond traditional therapies, such as statins for cholesterol management.

About VASCEPA® (icosapent ethyl) Capsules

VASCEPA (icosapent ethyl) capsules are the first-and-only prescription treatment approved by the U.S. Food and Drug Administration (FDA) comprised solely of the active ingredient, icosapent ethyl (IPE), a unique form of eicosapentaenoic acid. VASCEPA was launched in the United States in January 2020 as the first and only drug approved by the U.S. FDA for treatment of the studied high-risk patients with persistent cardiovascular risk after statin therapy. VASCEPA was initially launched in the United States in 2013 based on the drug’s initial FDA approved indication for use as an adjunct therapy to diet to reduce triglyceride levels in adult patients with severe (≥500 mg/dL) hypertriglyceridemia. Since launch, VASCEPA has been prescribed over ten million times. VASCEPA is covered by most major medical insurance plans. In addition to the United States, VASCEPA is approved and sold in Canada, Lebanon and the United Arab Emirates. In Europe, in March 2021 marketing authorization was granted to icosapent ethyl in the European Union for the reduction of risk of cardiovascular events in patients at high cardiovascular risk, under the brand name VAZKEPA.

Indications and Limitation of Use (in the United States)

VASCEPA is indicated:

1.
As an adjunct to maximally tolerated statin therapy to reduce the risk of myocardial infarction, stroke, coronary revascularization and unstable angina requiring hospitalization in adult patients with elevated triglyceride (TG) levels (≥ 150 mg/dL) and
•
established cardiovascular disease or
•
diabetes mellitus and two or more additional risk factors for cardiovascular disease.
2.
As an adjunct to diet to reduce TG levels in adult patients with severe (≥ 500 mg/dL) hypertriglyceridemia. The effect of VASCEPA on the risk for pancreatitis in patients with severe hypertriglyceridemia has not been determined.

Important Safety Information

3.
VASCEPA is contraindicated in patients with known hypersensitivity (e.g., anaphylactic reaction) to VASCEPA or any of its components.
4.
VASCEPA was associated with an increased risk (3% vs 2%) of atrial fibrillation or atrial flutter requiring hospitalization in a double-blind, placebo-controlled trial. The incidence of atrial fibrillation was greater in patients with a previous history of atrial fibrillation or atrial flutter.
5.
It is not known whether patients with allergies to fish and/or shellfish are at an increased risk of an allergic reaction to VASCEPA. Patients with such allergies should discontinue VASCEPA if any reactions occur.
6.
VASCEPA was associated with an increased risk (12% vs 10%) of bleeding in a double-blind, placebo-controlled trial. The incidence of bleeding was greater in patients receiving concomitant antithrombotic medications, such as aspirin, clopidogrel or warfarin.

7.
Common adverse reactions in the cardiovascular outcomes trial (incidence ≥3% and ≥1% more frequent than placebo): musculoskeletal pain (4% vs 3%), peripheral edema (7% vs 5%), constipation (5% vs 4%), gout (4% vs 3%), and atrial fibrillation (5% vs 4%).
8.
Common adverse reactions in the hypertriglyceridemia trials (incidence >1% more frequent than placebo): arthralgia (2% vs 1%) and oropharyngeal pain (1% vs 0.3%).
9.
Adverse events may be reported by calling 1-855-VASCEPA or the FDA at 1-800-FDA-1088.
10.
Patients receiving VASCEPA and concomitant anticoagulants and/or anti-platelet agents should be monitored for bleeding.

FULL U.S. FDA-APPROVED VASCEPA PRESCRIBING INFORMATION CAN BE FOUND AT WWW.VASCEPA.COM.

Forward-Looking Statements

This press release contains forward-looking statements , within the meaning of U.S. securities laws, including, but not limited to, including beliefs about the world-wide market potential for VASCEPA; expectations regarding financial metrics and performance such as prescription growth, revenue growth, operating expenses, inventory purchases, and managed care coverage for VASCEPA, including the impact of the COVID-19 pandemic, the disappointing outcome of patent litigation and the launch of generic competition on these metrics; beliefs that Amarin is well positioned to deliver on its goals to grow VASCEPA in the U.S. and beyond; beliefs about patient needs for VASCEPA; effects of the COVID-19 pandemic on Amarin's operations and on the healthcare industry more broadly, which effects continue to be fluid; beliefs that Amarin's strategy for reducing the effects of cardiovascular disease is sound and that Amarin is efficiently reaching physicians, payors, pharmacists and patients; plans for Amarin's go-to-market model; the timing and outcome of regulatory filings and reviews, recommendations and approvals and related reimbursement decisions and commercial launches in Europe, the China region and elsewhere; plans for Amarin's expected launch of VASCEPA directly in major markets in Europe, directly and indirectly; beliefs about the cardioprotective and other benefits of VASCEPA; beliefs about the strength of data in market access dossiers and other reports; expectations for the timing, effectiveness and outcome of promotional activities, including patient-oriented campaigns, conference and posted presentations and education of healthcare professionals; commercial and international expansion, prescription growth and revenue growth and future revenue levels, including the contributions of sales representatives and the new leadership team; beliefs that Amarin's current resources are sufficient to fund projected operations; and the impact of the COVID-19 pandemic on all of the foregoing. These forward-looking statements are not promises or guarantees and involve substantial risks and uncertainties. Amarin's ability to effectively commercialize VASCEPA and maintain or grow market share will depend in part on Amarin’s ability to continue to effectively finance its business, VASCEPA approval in geographies outside the U.S., efforts of third parties, Amarin’s ability to create and increase market demand for VASCEPA through education, marketing and sales activities, to achieve broad market acceptance of VASCEPA, to receive adequate levels of reimbursement from third-party payers, to develop and maintain a consistent source of commercial supply at a competitive price, to comply with legal and regulatory requirements in connection with the sale and promotion of VASCEPA and to secure, maintain and defend its patent protection for VASCEPA. Among the factors that could cause actual results to differ materially from those described or projected herein include the following: the possibility that VASCEPA may not receive regulatory approval in the China region or other geographies on the expected timelines or at all; the risk that additional generic versions of VASCEPA will enter the market and that generic versions of VASCEPA will achieve greater market share and more commercial supply than anticipated, particularly in light of the disappointing outcome of Amarin's litigation against two generic drug companies and subsequent requests for appeal; the risk that the scope and duration of the COVID-19 pandemic will continue to impact access to and sales of VASCEPA; the risk that Amarin has overestimated the market potential for VASCEPA in the U.S., Europe and other geographies; risks associated with Amarin's expanded enterprise; uncertainties associated generally with research and development, clinical trials and related regulatory approvals; the risk that sales may not meet expectations and related cost may increase beyond expectations; and the risk that patents may be determined to not be infringed or not be valid in patent litigation and applications may not result in issued patents sufficient to protect the VASCEPA franchise. A further list and description of these risks, uncertainties and other risks associated with an investment in Amarin can be found in Amarin's filings with the U.S. Securities and Exchange Commission, including Amarin’s annual report on Form 10-K for the year ended December 31, 2021, and quarterly report on Form 10-Q for the quarter ended March 31, 2022. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Amarin undertakes no obligation to update or revise the information contained in its forward-looking statements, whether as a result of new information, future events or circumstances or otherwise. Amarin’s forward-looking statements do not reflect the potential impact of significant transactions the company may enter into, such as mergers, acquisitions, dispositions, joint ventures or any material agreements that Amarin may enter into, amend or terminate.

Availability of Other Information About Amarin

Investors and others should note that Amarin communicates with its investors and the public using the company website (www.amarincorp.com), the investor relations website (investor.amarincorp.com), including but not limited to investor presentations and investor FAQs, U.S. Securities and Exchange Commission filings, press releases, public conference calls and webcasts. The information that Amarin posts on these channels and websites could be deemed to be material information. As a result, Amarin encourages investors, the media, and others interested in Amarin to review the information that is posted on these channels, including the investor relations website, on a regular basis. This list of channels may be updated from time to time on Amarin’s investor relations website and may include social media channels. The contents of Amarin’s website or these channels, or any other website that may be accessed from its website or these channels, shall not be deemed incorporated by reference in any filing under the Securities Act of 1933.

Amarin Contact Information

Investor Inquiries:

Lisa DeFrancesco

Investor Relations Amarin Corporation plc

investor.relations@amarincorp.com (investor inquiries)

Media Inquiries:

Mark Marmur

Corporate Communications, Amarin Corporation plc

PR@amarincorp.com (media inquiries)

CONSOLIDATED BALANCE SHEET DATA
(U.S. GAAP)
Unaudited

	March 31, 2022	December 31, 2021
	(in thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$219,151	$219,454
Restricted cash	3,918	3,918
Short-term investments	143,406	234,674
Accounts receivable, net	110,234	163,653
Inventory	267,818	234,676
Prepaid and other current assets	28,092	22,352
Total current assets	772,619	878,727
Property, plant and equipment, net	1,281	1,425
Long-term investments	26,701	34,996
Long-term inventory	141,052	121,254
Operating lease right-of-use asset	8,689	7,660
Other long-term assets	456	456
Intangible asset, net	22,911	23,547
TOTAL ASSETS	$973,709	$1,068,065
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$90,753	$114,922
Accrued expenses and other current liabilities	207,622	253,111
Current deferred revenue	2,198	2,649
Total current liabilities	300,573	370,682
Long-Term Liabilities:
Long-term deferred revenue	14,139	14,060
Long-term operating lease liability	10,398	8,576
Other long-term liabilities	7,490	7,648
Total liabilities	332,600	400,966
Stockholders’ Equity:
Common stock	294,364	294,027
Additional paid-in capital	1,861,017	1,855,246
Treasury stock	(61,261)	(60,726)
Accumulated deficit	(1,453,011)	(1,421,448)
Total stockholders’ equity	641,109	667,099
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$973,709	$1,068,065

CONSOLIDATED STATEMENTS OF OPERATIONS DATA
(U.S. GAAP)
Unaudited

	Three months ended March 31,
	(in thousands, except per share amounts)
	2022	2021
Product revenue, net	$93,986	$141,383
Licensing and royalty revenue	644	787
Total revenue, net	94,630	142,170
Less: Cost of goods sold	22,239	28,326
Gross margin	72,391	113,844
Operating expenses:
Selling, general and administrative (1)	90,647	105,798
Research and development (1)	10,051	9,377
Total operating expenses	100,698	115,175
Operating loss	(28,307)	(1,331)
Interest income, net	203	471
Other expense, net	(246)	(142)
Loss from operations before taxes	(28,350)	(1,002)
Income tax provision	(3,213)	(624)
Net loss	$(31,563)	$(1,626)
Loss per share:
Basic	$(0.08)	$(0.00)
Diluted	$(0.08)	$(0.00)
Weighted average shares:
Basic	397,805	394,638
Diluted	397,805	394,638

(1) Excluding non-cash stock-based compensation, selling, general and administrative expenses were $86,018 and $93,727 for the three months ended March 31, 2022 and 2021, respectively, and research and development expenses were $8,602 and $7,523, respectively, for the same periods.

RECONCILIATION OF NON-GAAP NET (LOSS) INCOME
Unaudited

	Three months ended March 31,
	(in thousands, except per share amounts)
	2022	2021
Net loss for EPS[1] - GAAP	(31,563)	(1,626)
Non-cash stock-based compensation expense	6,078	13,925
Adjusted net (loss) income for EPS[1] - non-GAAP	$(25,485)	$12,299

[1]basic and diluted

(Loss) earnings per share:
Basic - non-GAAP	$(0.06)	$0.03
Diluted - non-GAAP	$(0.06)	$0.03

Weighted average shares:
Basic	397,805	394,638
Diluted	397,805	403,650